Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2009,  relating to the consolidated financial statements and financial statement schedule of Scientific Games Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Scientific Games Corporation’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007) and the effectiveness of Scientific Games Corporation’s internal controls over financial reporting, appearing in the Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 2, 2009